CONSENT TO THE WITHDRAWAL OF REGISTRATION STATEMENTS

This Consent to the Withdrawal of Registration Statements is made as of the 20th day of March, 2009 by Oak Investment Partners XI, Limited Partnership, a Delaware limited partnership (“Oak”).

WHEREAS, Oak and Airspan Networks Inc., a Washington corporation (“Airspan”), are parties to (i) that certain Preferred Stock Purchase Agreement, dated as of September 10, 2004 (the “Series A Purchase Agreement”), pursuant to which Airspan issued an aggregate of 73,000 shares of its Series A Preferred Stock, par value $.0001 per share (the “Series A Preferred Stock”), to Oak, and (ii) that certain Preferred Stock Purchase Agreement, dated as of July 28, 2006 (the “Series B Purchase Agreement”), pursuant to which Airspan issued an aggregate of 200,690 shares of its Series B Preferred Stock, par value $.0001 per share (the “Series B Preferred Stock”), to Oak.

WHEREAS, holders of Series A Preferred Stock and Series B Preferred Stock have the right to convert their shares of Series A Preferred Stock and Series B Preferred Stock into shares of Airspan Common Stock, par value $.0003 per share (the “Common Stock”).

WHEREAS, pursuant to the Series A Purchase Agreement and the Series B Purchase Agreement, Airspan was required to prepare and file with the Securities and Exchange Commission (the “SEC”) registration statements registering with the SEC the resale by the holders of Series A Preferred Stock and Series B Preferred Stock of the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock and the Series B Preferred Stock.

WHEREAS, pursuant to its obligations under the Series A Purchase Agreement and the Series B Purchase Agreement, Airspan filed with the SEC (i) a Registration Statement on Form S-3 (Registration No. 333-127479) (the “Series A Registration Statement”) registering with the SEC the resale by the holders of the Series A Preferred Stock of the shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock and (ii) a Registration Statement on Form S-3 (Registration No. 333-140172) (the “Series B Registration Statement”) registering with the SEC the resale by the holders of Series B Preferred Stock of the shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock.

WHEREAS, the Series A Registration Statement and the Series B Registration Statement have been declared effective by the SEC.

WHEREAS, Airspan has determined to deregister itself as a “reporting person” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and voluntarily delist its Common Stock from The NASDAQ Stock Market LLC (“NASDAQ”).

WHEREAS, in connection with deregistering itself as a “reporting person” under the Exchange Act and voluntarily delisting its Common Stock from NASDAQ, Airspan must file with the SEC post-effective amendments to the Series A Registration Statement and Series B Registration Statement to withdraw and remove from registration the unissued and unsold shares of Common Stock previously registered under such Registration Statements.

NOW, THEREFORE, Oak hereby consents to Airspan filing with the SEC post-effective amendments to the Series A Registration Statement and Series B Registration Statement to withdraw and remove from registration the unissued and unsold shares of Common Stock previously registered under such Registration Statements.

IN WITNESS WHEREOF, this Consent to the Withdrawal of Registration Statements is made as of the date first written above.

OAK INVESTMENT PARTNERS XI, LIMITED PARTNERSHIP

By:	/s/ Bandel Carano
Name:	Bandel Carano
Title:	Managing Member of Oak Associates XI, LLC, the General Partner of Oak Investment Partners XI, Limited Partnership